Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q2 2022 Financial Results – August 3rd

Joel Meyer – Chief Legal Officer

Welcome to our Q2 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will discuss Q2 financial results and provide a business update. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Charles will now comment on our Q2 financial results.

Financial Results

Thank you Joel, and hello everyone.

First year commercial bookings were $2.2 million during the quarter compared to $2.3 million in Q2 2021. Bookings in Q2 last year included $800 thousand from our Piracy Intelligence product that we are nearly complete in winding down. We are not signing any new Piracy Intelligence deals and we have now effectively exited most of our legacy customer contracts. Excluding Piracy Intelligence, our first year commercial bookings increased $700 thousand or 44%. As a reminder, we are now selling a combined solution of Digimarc watermarks and the EVRYTHNG Product Cloud, which makes it impractical to provide a breakout of bookings and revenue for each.

Revenue for the second quarter was $7.7 million, up 23% from $6.3 million in Q2 last year, reflecting growth in both subscription and service revenue.

Subscription revenue grew 30% in the quarter from $2.5 million to $3.2 million. Keep in mind there are two offsetting factors impacting our year over year growth, the addition of subscription revenue from EVRYTHNG, offset by the decline in subscription revenue from sunsetting our Piracy Intelligence product. As we previewed last quarter, the sunsetting of the Piracy Intelligence product was going to have a meaningful impact on subscription revenue starting in Q2, which it did. The product was generating $600 thousand of revenue per quarter before we started exiting and now that we are more than halfway thru that process, our revenue was only $300 thousand in the second quarter. We expect this revenue to be insignificant going forward as we finalize the wind-down process. These offsetting factors, as well as the vagaries of revenue recognition rules that have an impact on reported revenue at this stage in our growth, is why we believe first year bookings is the best leading indicator of growth of our business.  As a reminder, first year bookings are committed first year contract amounts, and will typically flow into revenue in the 12 months after contract signing.

Service revenue grew 19% in the quarter from $3.8 million to $4.5 million. The increase largely reflects higher service revenue from HolyGrail 2.0 recycling projects, the majority of which relates to the recycling contract we referenced on the last earnings call. We are nearly complete with that contract so we do not anticipate significant revenues in Q3 from this contract, and thus this services revenue should revert to more normalized levels.

Gross profit margin for the second quarter was 52% compared to 67% in Q2 last year. The decrease in margin reflects $1.1 million of amortization expense recorded on acquired intangible assets recognized in the acquisition accounting for EVRYTHNG.

Non-GAAP gross profit margin, which excludes amortization expense and stock-based compensation expense, was 71% in Q2 2022 compared to 72% in Q2 2021.

Operating expenses for the quarter were $18.9 million, down $700 thousand from Q2 last year. Last year, we incurred $6.2 million of expense related to the separation agreement we entered into with our previous CEO and $1.3 million of severance costs related to organizational changes we made in Q2 2021. Excluding these costs, operating expenses increased $6.8 million reflecting the operating expenses of EVRYTHNG and higher compensation costs due to higher headcount and annual compensation adjustments.

Non-GAAP operating expenses for the quarter were $15 million, up $2.4 million from Q2 last year. EVRYTHNG added $3.3 million of non-GAAP operating expenses in the second quarter. Excluding EVRYTHNG, Non-GAAP operating expenses decreased $900 thousand reflecting the cash costs associated with the separation agreement we entered into with our previous CEO and cash severance costs related to organizational changes we made in Q2 2021, which totaled $2.5 million, partially offset by higher cash compensation costs due to higher headcount and annual compensation adjustments.

Net loss per common share for the quarter was 75 cents versus 94 cents in Q2 last year. Non-GAAP net loss per common share for the quarter was 47 cents versus 49 cents in Q2 last year.

We ended the quarter with $68.4 million in cash and investments.

We used $14.7 million of cash and investments during the second quarter if you exclude the impact of the $58.2 million of capital we raised in April. The $14.7 million included roughly $3 million of cash to pay larger than usual outstanding payables at March 31st. We incurred several large expenses in March related to the acquisition, financing and other activities that were not paid until April due to timing of receiving the invoices and processing the payments. Excluding the impact of paying off these higher payables, we used $11.7 million of cash and investments during the quarter compared to $9.6 million in the second quarter of 2021.

The last two quarters cash flows have been higher than our expected normalized rate going forward due to some non-recurring items. Internally, we look at non-GAAP loss, which excludes non-cash expenses, and layer on cash used for capital expenditures and share repurchases to estimate our normalized level of cash flows. We expect cash flows each quarter may fluctuate from this metric due to timing of customer receipts and vendor payments, but it provides a good indicator of normalized cash flow at existing revenue levels.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

Riley will now provide a business update.

Business Update

A quarter into our re-launch, I’m pleased with where we are as well as our direction of travel.  I want to use today’s call to share where we stand, where we’re going, and importantly, provide some examples of progress between those two points.

I’ve mentioned in the past why we made the move from selling tools to selling products; I won’t reiterate that here.  But driving this journey is our internal mantra that we must be easy to begin doing business with and excellent at guiding customers along their Digimarc journey.  Our goal is simple:  We want to digitize the world’s products, and in doing so allow our customers to complete their digital transformation journey, a journey many are pursuing but can’t complete if their products remain stuck solely in the analog world.

In deciding what products to build, we are focusing on those that address large and growing problems (and hence allow us to participate in large and growing markets).  We are prioritizing our efforts by applying the lens of whether our platform, upon which all our products are built, provides significant technological differentiation.  We are being purposeful in making sure our products are accretive to each other, which means that the value a customer unlocks from any single Digimarc product is greater the more Digimarc products to which they subscribe.  And we are fortunate because, based on the almost unlimited applicability of our platform, we believe we will be productizing new functionality for years, and in many cases, the spark of those new products will be prospect-led demand.

But we also realize we will never have a monopoly on all the good ideas, or the best avenue with which to address all potential customers’ problems.  While we will constantly add new products to our product suite, we also realize there’s value to selectively metering out access to our platform so that others can build their own products, because not only will metering out that access generate compounding revenue, it will further our goal of digitizing the world’s products using our technology, allowing those digitized products to benefit from our Digimarc-built solutions at some point down the road.

So that’s the strategy in a nutshell.  Build an ever-expanding product suite of “wide moat” products, a luxury afforded to us by the unique and synergistic nature of our platform.  Make sure those products address large, fast-growing markets where not only do we enjoy the moats provided to us by our platform but whose existence is often initially brought to our attention by prospects who are anxious for us to solve their problems.  Use the accretive nature of our products to add ever more value to our customers by cross-selling them additional Digimarc-built products.  And at the same time, smartly meter out access to our platform so others can build upon it, which is a very profitable way to digitize the world’s products using our technology and allows us a luxury rare among platform-based technology companies: done this way, not only will we avoid channel conflict, we and our channel will provide each other compounding value, which ensures we will always have a large and robust ecosystem surrounding our platform.

Q2 brought demonstrable progress across all those fronts.

Starting with Brand Integrity, we did indeed close the second division of the large CPG company I referenced in our March call.  Moreover, we are in talks to further expand our Brand Integrity offering with the first division of that company, are in conversations with additional divisions at this CPG, all while discussing what a Brand Integrity enterprise deal might look like, at least for a part of the company.  Beyond this single company, we are in active discussions with others in the same industry who also want to benefit from our Brand Integrity product, and we are anxious to begin this same land and expand strategy with them and expect to make progress on that front starting this quarter.  In other words, we seem to have found product/market fit, and are hard at work analyzing how we can use those learnings to get even better.

This virtuous cycle from minimally viable product to finding product/market fit to being intentional about creating a feedback loop so we can take those learnings and build even better product is made possible by having a product focus.  The multi-tiered opportunities from this single, early success present great stand-alone potential, but the process that now surrounds it should give rise to a forest, not just a single tree, starting this quarter.

Moving to Consumer Engagement, we are applying the same discipline.  We are being intentional about learning what we can from customers that came to us in the EVRYTHNG deal so that our Consumer Engagement product is always getting stronger.  As a result, our Consumer Engagement pipeline is growing and, more importantly, we expect to begin closing on that pipeline this quarter.  Included in that pipeline are new customers as well as expansion opportunities with existing Consumer Engagement customers.

Moreover, the fact that our products are accretive, meaning the more products you adopt the more value they each create, is resonating - not just in slide decks, but in customer interest.  We have one company that came to us for Consumer Engagement and is now also exploring Brand Integrity for these same items as part of the first contract.  I don’t know if the realization of accretive value will be done most often after adoption of the first product or while the customer is still a prospect, but having a clear product focus and benefitting from the learnings this focus allows will enable us to be prescriptive in helping our customers in their Digimarc journey.  Does the expansion of the first conversation slow down the time to value realization or does it speed it up?  If there is a delay, are there specific actions we can take to eliminate them?  If it speeds up the time to value realization, how do we improve that time to value even more while amplifying that message to other prospects?  Does the answer vary by prospect or product type?  This is all data we are now positioned to capture.  And this data will inform us in our quest to always get/be/do better.

Digimarc Recycle is an example of a Digimarc product that incorporates the base functionality of another Digimarc product, in this case Consumer Engagement, into its core functionality, making the initial accretive value immediate.  Importantly, this embedded base functionality is resonating. The conversations we mentioned in the last call that would begin in Q2 are helping raise awareness that beyond just providing a higher quality and quantity of recyclate, and in addition to the novel, unmined dataset that will come from having, for the first time ever, actual (versus survey) post-purchase data, Digimarc Recycle adoption provides for a content-creation-free means of engaging consumers on a topic about which they (and regulators) care.  And the easy upgrade path to full Consumer Engagement from the embedded base functionality found in Digimarc Recycle should provide a win to all three stakeholders: our Digimarc Recycle customers, their customers, and us.

These conversations are happening against the backdrop of the June 30th announcement of the TOMRA phase 2 results, which provided even more evidence Digimarc Recycle can make a real impact on this ever-increasing global problem.  These results, coupled with the March 30th release of the Pellenc phase 2 results, provides clear validation to our simple message:  Two independent, third party tests have shown almost the exact same, incredible results in real world conditions.  Results that can save this planet.  The time to adopt is now.

We are currently active on two continents with Digimarc Recycle.  In Europe, there are two upcoming document releases that we believe will add to the chorus that now is the time to adopt.  And, as was announced in June, the global nature of our solve gained momentum with the announcement of our partnership with Circular Plastics Taskforce here in North America.  Conversations to expand into other geographies are also taking place.  Underlying these newer conversations is the fact there is nothing left to be learned by running trials.  As I described in our last call, there is unlikely to be as accurate or precise measurements of how our technology performs in a real-world setting as the two Holy Grail Phase 2 tests.  And at the risk of being repetitive, those results left no doubt as to the real, step-change value we provide.

Also announced in June was our partnership with Sealed Air.  Sealed Air, as many of you know, is a tech-forward, innovative company with an incredible array of packaging solutions as well as a large and loyal customer base.  Sealed Air chose to combine their new digital printing and packaging solution, prismiqTM, with our product digitization platform as a means to add intelligence to their widely-adopted packaging solutions.  This is the most public example of our metering out access to our platform, and we stand-by eager to help our wonderful partner advance their own customers in their digital transformation journeys.

In terms of the almost unlimited applicability of our platform and how prospects can spark the exploration of potential product candidates, one of the deals we closed in Q2 was for an application of our platform we believe might have a bright future as a new Digimarc product.  Reinforcing that view is another deal in the pipeline, of significantly larger size, that we expect to close in the back half of this year.  The Product team is hard at work researching the opportunity to productize this solution as a potential addition to our product suite.

Nearer term, the product candidate we’ve discussed in the past that could act as a top-down driver of product digitization and thus provide a huge boost in our goal of digitizing the world’s products continues to move forward, and we expect to be able to share more on this in the near future.  Stay tuned.

As I said, a quarter in, I am pleased with where we are as well as our direction of travel.  There’s no doubt in my mind that we’re on the right path and the fruits of this transformation, already beginning to show, will only get more obvious in the months ahead.  A quarter in, we’re taking early wins and learning from them…having a product focus allows for these wins to not only be repeatable, but improved upon.  I am thankful for all the hard work of my teammates over this past quarter, as we begin to see the fruits of our year-long transformation.

Operator, we will now open the call up for questions.

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